EXHIBIT 99.1




FOR IMMEDIATE RELEASE

NEWS RELEASE
Triad Guaranty Inc.
Nasdaq Symbol: TGIC
www.triadguaranty.com

Contact: Ron Kessinger
         Senior Executive Vice President and COO
         800-451-4872 ext. 1104
         rkessinger@tgic.com

              TRIAD GUARANTY HIRES DANA AS CHIEF FINANCIAL OFFICER

WINSTON-SALEM, NC, April 25, 2005--Triad Guaranty Inc. (Nasdaq: TGIC) announced that its subsidiary, Triad Guaranty Insurance Corporation, has hired Eric B. Dana, CPA, as Senior Vice President, Chief Financial Officer effective April 25, 2005. Dana will report to Ron Kessinger, Senior Executive Vice President and Chief Operating Officer, in carrying out his role. In his new position, Dana will have full responsibility for all financial matters pertaining to the company.

"We are extremely pleased to have someone of Eric's broad financial management experience join Triad," stated Ron Kessinger. "We look forward to having Eric as part of our successful senior management team."

Dana was previously with The Bankers Bank, Atlanta, Ga., most recently as Chief Financial Officer. Previously, he was employed by Lighthouse Financial Services, as Chief Operating Officer/Chief Financial Officer, First Union Corporation in a variety of senior management positions, and KPMG Peat Marwick.

Dana is a Certified Public Accountant (CPA) and holds a BS in Accounting from the University of Florida and MBA from the University of North Florida.



Triad Guaranty Insurance Corporation, a wholly owned subsidiary of Triad Guaranty Inc., is a nationwide mortgage insurer providing mortgage insurance
(MI) to residential mortgage lenders. Private MI makes homeownership available to buyers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information, please visit the company's web site at http://www.triadguaranty.com.

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